Exhibit 99.2

Immediate	Karen Widmayer: Media Contact (202) 729-1789 karen.widmayer@carramerica.com Stephen Walsh: Analyst Contact (202) 729-1764 stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Washington D.C. – July 29, 2004 – CarrAmerica Realty Corporation (NYSE:CRE) today reported second quarter 2004 diluted earnings per share of $0.19 on net income of $14.0 million, compared to diluted earnings per share of $0.24 on net income of $16.8 million for the second quarter of 2003. For the first six months of 2004, diluted earnings per share were $0.39 compared to $0.47 for the same period a year ago.

For the second quarter of 2004, diluted funds from operations available to common shareholders (Diluted FFO) were $47.7 million or $0.80 per share compared to $47.0 million or $0.81 per share for the second quarter of 2003. Diluted FFO for the six-month period ended June 30, 2004 was $96.0 million or $1.61 per share as compared to $95.4 million or $1.64 per share for the same period in 2003. Second quarter 2003 and-year-to-date Diluted FFO includes a $2.7 million impairment charge related to the disposition of one property. As a result of a clarification of an accounting standard by the Securities & Exchange Commission (SEC), Diluted FFO is now reduced by original issuance costs associated with the redemption of preferred stock. Excluding the impact of preferred stock redemptions and the impairment charge Diluted FFO per share for the first six months of 2003 would have been $1.72.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “There is no question that the recovery process is underway but we continue to believe that it will be gradual.” Mr. Hawkins continued, “During the quarter we signed approximately 800,000 square feet of leases, consistent with our earnings guidance. Leasing activity is good and most of our markets are recording positive net absorption. Rental economics have stabilized for the most part and we are seeing early signs of positive rent pressure in a few markets such as San Diego and Washington, D.C. In most markets, however, we do not expect any material growth in market rents for at least the next 12 to 18 months, given the high vacancy levels.”

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CarrAmerica Release of July 29, 2004

Page Two

Occupancy for consolidated stabilized properties was 87.1% at June 30, 2004, down from 87.4% at March 31, 2004 and down from 88.9% at June 30, 2003. Same store property operating income for the second quarter of 2004 decreased 6.2% on a GAAP basis over the same period in 2003. Adjusting for termination fees, same store property operating income for the second quarter of 2004 decreased by 8.6%. The average occupancy rate for same store properties was 87.1% in the second quarter of 2004 as compared to 89.7% for second quarter 2003.

For the second quarter, rental rates decreased 26.4% on average on the leases executed during the quarter. Leasing activity continued to strengthen, however, with 809,000 square feet leased throughout our portfolio in the second quarter.

Acquisitions

During the second quarter, CarrAmerica completed the acquisition of Commonwealth Tower, a 344,533 square foot, 15-story, Class A office building in Rosslyn, Virginia. The building was acquired for $131.2 million and is 100% leased. The year one GAAP yield on the acquisition is expected to be approximately 7.7%.

Subsequent to the end of the second quarter, CarrAmerica closed on the acquisition of 250 and 300 Holger Way in North San Jose, California. The project contains 176,280 square feet of Class A Office/R&D space, and is 100% leased. The buildings were acquired for $25.8 million and the year one GAAP yield is expected to be approximately 9%.

As previously announced, CarrAmerica is also under contract to purchase a 206,000 square foot, Class A building in downtown Washington, D.C. for $84.0 million. The acquisition is expected to close in the third quarter of 2004 with an expected year one GAAP yield of approximately 7.6%. The building is currently 99% leased.

Dispositions

CarrAmerica is currently under contract to sell its entire Atlanta office portfolio to one purchaser. All due diligence contingencies associated with the sale have been removed, and a significant non-refundable earnest money deposit has been posted by the buyer. The contract contains customary closing contingencies, and, as a result, we cannot assure you that it will be consummated. The closing currently is expected to occur by the end of the third quarter of 2004. As a result, we have included the Atlanta portfolio in discontinued operations in the accompanying financial statements.

Based on unsatisfactory initial pricing, we have decided to retain our Portland market properties and have ended our sales effort. We may decide at a future date to re-market these properties.

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CarrAmerica Release of July 29, 2004

Page Three

Development Update

CarrAmerica owns a 30% interest in a 476,000 square foot office development, Terrell Place, in Washington, D.C. The total cost of this project, which was substantially completed in the fourth quarter of 2003, is expected to be $158.1 million, of which $133.7 million had been invested as of June 30, 2004. CarrAmerica’s share of the total project costs for this development is expected to be approximately $47.4 million, of which $40.1 million had been expended as of June 30, 2004. This project is currently 54.4% leased or committed, including a 243,791 square foot lease with the law firm of Venable LLP. The stabilized year-one GAAP return on CarrAmerica’s invested capital (exclusive of fees) is expected to be approximately 10.5%.

Corporate Restructuring

On June 30, 2004, CarrAmerica restructured the manner in which it holds its assets by converting to what is commonly referred to as an umbrella partnership REIT, or UPREIT, structure. In connection with this conversion, CarrAmerica contributed in excess of 99%, or substantially all, of its assets to CarrAmerica Realty Operating Partnership, L.P. (Operating Partnership) in exchange for units of common and preferred partnership interest in the Operating Partnership and the assumption by the Operating Partnership of substantially all of CarrAmerica’s liabilities. CarrAmerica now conducts and intends to continue to conduct its activities through the Operating Partnership. The Operating Partnership is managed by CarrAmerica as the sole general partner of the Operating Partnership.

CarrAmerica undertook the UPREIT restructuring to enable it to better compete with other office REITs, many of which are structured as UPREITs, for the acquisition of properties from tax-motivated sellers. As an UPREIT, CarrAmerica anticipates that the Operating Partnership will be able to issue units of limited partnership interest in the Operating Partnership to tax-motivated sellers who contribute properties to the Operating Partnership, thereby enabling those sellers to realize certain tax benefits that would be unavailable if the Company purchased properties directly for cash. CarrAmerica has not currently identified and it is not currently pursuing any material acquisitions that would be structured as Operating Partnership contributions.

Capital Markets

On June 30, 2004, CarrAmerica closed on a new, three-year, $500.0 million line of credit facility with a syndicate of banks led by JP Morgan Chase.

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CarrAmerica Release of July 29, 2004

Page Four

Dividend Reinvestment and Stock Purchase and Sale Plan

American Stock Transfer & Trust Company, CarrAmerica’s transfer agent, recently established a Dividend Reinvestment and Direct Stock Purchase and Sale Plan for the purchase of CarrAmerica’s common stock. The Plan is sponsored and administered by American Stock, which can be reached at 1-877-366-6438.

CarrAmerica Earnings Estimates

On Friday, July 30, CarrAmerica management will discuss earnings guidance for 2004. Based on management’s view of current market conditions and certain assumptions with regard to rental rates and other projections, an expected range of diluted earnings per share of $0.98 – $1.08 and Diluted FFO per share of $3.07 – $3.17 for 2004 will be discussed. Third quarter 2004 diluted earnings per share and Diluted FFO per share are projected to be $0.46 – 0.50 and $0.74 – 0.78, respectively. Projections for the third quarter and full year 2004 include an estimated gain on the sale of the Atlanta portfolio but excludes any other potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. The projections for 2004 are based in part on the following assumptions:

2004
Average Office Portfolio Occupancy	87% – 88%
Real Estate Service Revenue	$20 – $23 million
General and Administrative Expense	$40 – $41 million

The 2004 estimate assumes that, in addition to the completed and pending acquisitions and dispositions described above, the Company will complete $0.0 – $75.0 million of additional net acquisitions (acquisitions net of dispositions) for the year. By definition, Diluted FFO excludes gains or losses on the disposition of properties.

Impact of Clarification of Accounting Standard

In the third quarter of 2003, the SEC issued a clarification of Emerging Issues Task Force Topic D-42 which provides that in calculating earnings per share (and therefore Diluted FFO per share), net earnings available to common shareholders (or Diluted FFO) must be reduced by the original issuance costs associated with redeemed or repurchased preferred stock. Our second quarter year-to-date 2003 results have been previously restated to reflect the retroactive application of this clarification.

CarrAmerica Announces Second Quarter Dividend

The Board of Directors of CarrAmerica today declared a second quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business August 17, 2004. CarrAmerica’s common stock will begin trading ex-dividend on August 13, 2004 and the dividend will be paid on August 31, 2004.

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CarrAmerica Release of July 29, 2004

Page Five

The company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on August 17, 2004. The preferred stock will begin trading ex-dividend on August 13, 2004 and the dividends will be paid on August 31, 2004.

CarrAmerica Second Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2004 second quarter results on Friday, July 30, 2004 at 11:00 A.M, ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, http://www.carramerica.com. The phone number for the conference call is 1-888-515-2235 for U.S. participants and 1-719-457-2601 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 2:00 PM on July 30, 2004 until midnight August 6, 2004, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 353896.

A copy of supplemental material on the company’s second quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 13 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 296 operating office properties. CarrAmerica’s markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share, and certain other statements in this release and the accompanying summary financial information, including statements regarding management’s expectations about, among other things, operating performance and financial condition, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things,

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CarrAmerica Release of July 29, 2004

Page Six

affect demand for office properties and our ability to lease vacant space at favorable rental rates, our ability to obtain debt or equity financing if and when needed on favorable terms, or at all, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the impact of future acquisitions or dispositions not currently contemplated or expected, the ability of the general economy to recover timely from economic downturns or otherwise sustain periods of growth, availability and creditworthiness of tenants, the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions or dispositions to close in a timely manner, on current terms, or at all, and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the company may not control or companies in which the company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company—Risk Factors” in the company’s Annual Report on Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	June 30, 2004	December 31, 2003
	(Unaudited)
Assets

Rental property
Land	$690,828	$690,410
Buildings	1,922,731	1,974,347
Tenant improvements	413,564	420,533
Furniture, fixtures and equipment	49,789	48,216

	3,076,912	3,133,506
Less: Accumulated depreciation	(701,963)	(692,901)

Net rental property	2,374,949	2,440,605

Land held for future development or sale	41,586	41,284
Assets related to properties held for sale	172,725	10,626
Cash and cash equivalents	8,259	4,299
Restricted deposits	2,922	2,549
Accounts and notes receivable, net	21,551	17,829
Investments in unconsolidated entities	139,215	137,604
Accrued straight-line rents	81,818	84,552
Tenant leasing costs, net	47,620	51,547
Prepaid expenses and other assets, net	68,134	45,123

	$2,958,779	$2,836,018

Liabilities and Stockholders' Equity
Liabilities:
Mortgages and notes payable, net	$1,850,178	$1,727,648
Accounts payable and accrued expenses	98,306	95,586
Rent received in advance and security deposits	34,389	34,757

	1,982,873	1,857,991

Minority interest	63,963	70,456

Stockholders' equity:
Preferred stock	201,250	201,250
Common stock	543	529
Additional paid in capital	1,012,875	976,644
Cumulative dividends in excess of net income	(302,950)	(270,852)
Accumulated other comprehensive income	225	—

	911,943	907,571

Commitments and contingencies
	$2,958,779	$2,836,018

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$96,661	$94,329	$193,654	$190,614
Recoveries from tenants	13,219	13,694	26,658	29,746
Parking and other tenant charges	6,374	5,239	10,479	11,227

Total rental revenue	116,254	113,262	230,791	231,587
Real estate service revenue	5,301	7,478	10,767	13,033

Total operating revenues	121,555	120,740	241,558	244,620

Operating expenses:
Property expenses:
Operating expenses	29,753	28,809	58,597	58,176
Real estate taxes	9,980	10,311	20,785	21,439
General and administrative	10,758	10,657	21,030	20,943
Depreciation and amortization	30,792	30,942	61,839	59,929

Total operating expenses	81,283	80,719	162,251	160,487

Real estate operating income	40,272	40,021	79,307	84,133

Other (expense) income:
Interest expense	(27,835)	(26,035)	(54,176)	(51,908)
Other income	530	93	1,224	191
Equity in earnings of unconsolidated entities	1,749	1,858	3,747	3,185

Net other expense	(25,556)	(24,084)	(49,205)	(48,532)

Income from continuing operations before income taxes, minority interest and (loss) gain on sale of properties	14,716	15,937	30,102	35,601
Income taxes	(32)	(120)	(154)	(372)
Minority interest	(2,139)	(2,693)	(4,165)	(5,769)
(Loss) gain on sale of properties	(48)	821	(58)	544

Income from continuing operations	12,497	13,945	25,725	30,004
Discontinued operations—Net operations of sold property	1,510	2,884	3,446	5,796
Discontinued operations—Gain on sale of properties	—	—	66	—

Net income	14,007	16,829	29,237	35,800

Less: Dividends on preferred and restricted stock and issuance costs of redeemed preferred stock	(3,938)	(4,449)	(7,877)	(11,581)

Net income available to common shareholders	$10,069	$12,380	$21,360	$24,219

Basic net income per share:
Continuing operations	$0.16	$0.18	$0.33	$0.36
Discontinued operations	0.03	0.06	0.07	0.11

Net income	$0.19	$0.24	$0.40	$0.47

Diluted net income per share:
Continuing operations	$0.16	$0.18	$0.33	$0.36
Discontinued operations	0.03	0.06	0.06	0.11

Net income	$0.19	$0.24	$0.39	$0.47

NOTE: (1) Rental income includes $801 and $1,672 of accrued straight line rents for the three months period ended June 30, 2004 and 2003, respectively, and $3,037 and $3,825 for the six months period ended June 30, 2004 and 2003, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(Unaudited and in thousands)	Six Months Ended June 30,
	2004	2003
Cash flow from operating activities:
Net income	$29,237	$35,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,511	66,036
Minority interest	4,165	5,769
Equity in earnings of unconsolidated entities	(3,747)	(3,185)
Loss (gain) sale of properties	58	(544)
Gain on sale of discontinued operations	(66)	—
Gain on sale of residential property	(326)	—
Provision for uncollectible accounts	148	2,058
Stock based compensation	1,762	2,368
Other	2,560	(1,389)
Change in assets and liabilities:
Decrease in accounts receivable	9,119	6,812
Increase in accrued straight-line rents	(3,037)	(3,824)
Additions to tenant leasing costs	(6,966)	(6,577)
Increase in prepaid expenses and other assets	(11,239)	(12,711)
Decrease in accounts payable and accrued expenses	(12,294)	(6,048)
(Decrease) increase in rent received in advance and security deposits	(369)	420

Total adjustments	46,279	49,185

Net cash provided by operating activities	75,516	84,985

Cash flows from investing activities:
Rental property additions	(3,974)	(7,175)
Additions to tenant improvements	(23,707)	(14,809)
Additions to land held for development or sale and construction in progress	(2,458)	(7,013)
Rental property acquisitions and deposits	(139,993)	—
Issuance of notes receivable	(5,421)	(1,495)
Distributions from unconsolidated entities	2,409	5,831
Investments in unconsolidated entities	(358)	(13,966)
Acquisition of minority interest	(4,201)	(1,880)
(Increase) decrease in restricted deposits	(373)	1,287
Proceeds from sale of residential property	2,727	—
Proceeds from sales of properties	10,512	9,498

Net cash used in investing activities	(164,837)	(29,722)

Cash flows from financing activities:
Repurchase of common stock	—	(7,858)
Repurchase of preferred stock	—	(54,710)
Exercises of stock options	31,857	7,024
Proceeds from the issuance of unsecured notes	222,718	—
Net (repayments) borrowings on unsecured credit facility	(68,500)	100,000
Net repayments of mortgages payable	(25,874)	(35,107)
Dividends and distributions to minority interests	(66,920)	(67,714)

Net cash provided by (used in) financing activities	93,281	(58,365)

Increase (decrease) in unrestricted cash and cash equivalents	3,960	(3,102)
Cash and cash equivalents, beginning of the period	4,299	5,238

Cash and cash equivalents, end of the period	$8,259	$2,136

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $361 and $833 for the six months ended June 30, 2004 and 2003, respectively)	$51,889	$51,546

Income tax payments, net	$358	$340

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

(Unaudited and in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$14,007	$16,829	$29,237	$35,800
Adjustments: Minority interest	2,139	2,693	4,165	5,769
FFO allocable to the minority Unitholders	(3,502)	(4,274)	(7,060)	(8,779)
Depreciation and amortization—REIT properties	29,225	29,835	58,582	57,553
Depreciation and amortization—Equity properties	4,018	3,071	7,500	6,009
Depreciation and amortization—Discontinued operations	2,273	2,747	4,672	5,434
Minority interests’ (non Unitholders) share of
depreciation, amortization and net income	(267)	(327)	(540)	(607)
Loss (gain) on sale of properties	48	(3,531)	(8)	(3,254)

FFO as defined by NAREIT(1)	47,941	47,043	96,548	97,925
Less: Preferred dividends, dividends on unvested restricted stock
and preferred stock redemption premium(2)	(3,782)	(4,311)	(7,563)	(11,304)

FFO attributable to common shareholders	44,159	42,732	88,985	86,621
FFO allocable to the minority Unitholders	3,502	4,274	7,060	8,779

Diluted FFO available to common shareholders(3)	$47,661	$47,006	$96,045	$95,400

Less: Lease commissions	(4,690)	(3,873)	(6,966)	(6,577)
Tenant improvements	(13,667)	(9,482)	(23,707)	(14,809)
Building capital additions	(2,348)	(4,183)	(3,756)	(6,438)
Straight line rent	(801)	(1,672)	(3,037)	(3,824)

Funds available for distribution to common shareholders(4)	$26,155	$27,796	$58,579	$63,752

1	FFO as defined by NAREIT, as amended by NAREIT during the third quarter of 2003, includes land and building impairments. The second quarter and six months ended June 30, 2003 include an impairment charge on real estate of $2,710.
2	On July 31, 2003, the SEC issued a clarification of EITF Topic D-42 which requires us to subtract original issuance costs associated with redeemed preferred securities from net income available to common shareholders (and therefore, FFO available to common shareholders). This clarification is required to be applied retroactively. These amounts include $24 and $1,723 for the three and six months ended June 30, 2003, respectively, of original preferred stock issuance costs associated with redemptions.
3	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
4	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

(Unaudited and in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Diluted net income per common share	$0.19	$0.24	$0.39	$0.47

Add: Depreciation and amortization	0.59	0.62	1.19	1.19
Gain on sale of properties	—	(0.07)	—	(0.07)
Minority interest adjustment	0.04	0.05	0.07	0.10
Adjustment for share difference	(0.02)	(0.03)	(0.04)	(0.05)

Diluted funds from operations available to common shareholders	$0.80	$0.81	$1.61	$1.64

Diluted funds from operations available to common shareholders, excluding
Impairment of real estate	$—	$0.05	$—	$0.05
Preferred stock issuance costs	—	—	—	0.03

	$0.80	$0.86	$1.61	$1.72

Diluted net income per common share, excluding
Impairment of real estate	$—	$0.05	$—	$0.05
Preferred stock issuance costs	—	—	—	0.03

	$0.19	$0.29	$0.39	$0.55

Weighted average common shares outstanding:
Diluted net income	54,339	52,150	54,272	52,026
Diluted funds from operations	59,732	58,016	59,697	57,892

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended September 30, 2004	Projected Twelve Months Ended December 31, 2004
Projected diluted net income per common share	$0.46—0.50	$0.98—1.08

Add: Projected depreciation and amortization	0.60	2.38
Projected minority interest	—	0.12
Less: Gain on sale of properties	(0.32)	(0.32)
Projected adjustment for share difference	—	(0.09)

Projected diluted funds from operations per common share	$0.74—0.78	$3.07—3.17

Projected weighted average common shares outstanding:
Projected diluted net income	61,000	55,100
Projected diluted funds from operations	61,000	60,500

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